Exhibit 10.1

June 30, 2009

Mel Karmazin
New York, New York

Dear Mr. Karmazin:

     This letter agreement amends the amended employment agreement (the “Employment Agreement”) dated November 18, 2004 (the “Effective Date”), between Sirius Satellite Radio Inc. (“Sirius”) and you. References to Sirius shall mean Sirius XM Radio Inc. (the successor to Sirius).

     1. Amendment of Section 1 (Term) of the Employment Agreement. Section 1 of the Employment Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“The term of your employment under this letter agreement (the “Agreement”) will continue, unless earlier terminated by Sirius or by you pursuant to this Agreement, through and until December 31, 2012 (such period, notwithstanding any earlier termination, the “Employment Term”).”

     2. Amendments to Section 3 (Compensation) of the Employment Agreement. (a) Section 3(a) of the Employment Agreement is hereby amended by adding the following sentence at the end thereof:

“On January 1, 2010, your base salary shall be increased to $1,500,000 per annum.”

     (b) Section 3(c) of the Employment Agreement is hereby amended by adding the following provision at the end thereof:

“On June 30, 2009, Sirius will issue to you an option (the “2009 Option”) to acquire 120,000,000 shares of Common Stock under the Sirius XM Radio 2009 Long-Term Stock Incentive Plan (the “2009 Plan”). The 2009 Option will be represented by an option agreement identical to the form attached hereto as Exhibit A (the “2009 Option Agreement”). The 2009 Option Agreement will provide for (i) an exercise price per share of Common Stock equal to $0.430, the closing price of Common Stock on June 30, 2009 on the NASDAQ Global Select Market, (ii) subject to the termination or accelerated vesting of all or a portion of the shares of Common Stock subject to the 2009 Option as set forth in the 2009 Plan and the 2009 Option Agreement, the vesting of the 2009 Option with respect to 25% of the shares of Common Stock subject thereto on each of December 31, 2010, December 31, 2011, June 30, 2012 and December 31, 2012, and (iii) a term extending until at least December 31, 2014, unless earlier exercised or terminated. For the avoidance of doubt, references to “Option” in this Agreement shall not include the 2009 Option (other than for purposes of Sections 9 and 11).”

      3. No Other Amendments. Except as expressly amended, modified and supplemented by this letter agreement, the provisions of the Employment Agreement are and shall remain in full force and effect.

     4. Governing Law. This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

     5. Counterparts. This letter agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     6. Entire Agreement. This letter agreement represents the entire agreement of Sirius and you with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the parties hereto relative to the subject matter hereof not expressly set forth or referred to herein.

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Accepted and agreed as of the date first above
written:

s/ Mel Karmazin
Mel Karmazin

Exhibit A

THIS OPTION MAY NOT BE TRANSFERRED EXCEPT BY WILL OR UNDER THE LAWS
OF DESCENT AND DISTRIBUTION.

SIRIUS XM RADIO 2009 LONG-TERM STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this “Agreement”), dated June 30, 2009, between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and MEL KARMAZIN (the “Employee”).

     1. Grant of Option; Vesting. (a) Subject to the terms and conditions of this Agreement, the Sirius XM Radio 2009 Long-Term Stock Incentive Plan (the “Plan”), and the Employment Agreement, dated November 18, 2004, between the Company and the Employee (as amended by the letter agreement dated June 30, 2009, the “Employment Agreement”), the Company hereby grants to the Employee the right and option (this “Option”) to purchase up to one hundred twenty million (120,000,000) shares (the “Shares”) of common stock, par value $0.001 per share, of the Company at a price per share of $0.430 (the “Exercise Price”). This Option is not intended to qualify as an Incentive Stock Option for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). In the case of any stock split, stock dividend or like change in the Shares occurring after the date hereof, the number of Shares and the Exercise Price shall be adjusted as set forth in Section 4(b) of the Plan.

      (b) Subject to the terms of this Agreement, this Option shall vest and become exercisable in four equal installments on each of December 31, 2010, December 31, 2011, June 30, 2012 and December 31, 2012.

     (c) If the Employee’s employment with the Company terminates for any reason, this Option, to the extent not then vested, shall immediately terminate without consideration; provided that if the Employee’s employment is terminated (x) due to death or Disability (as defined in the Employment Agreement), (y) by the Company without Cause (as defined in the Employment Agreement), or (z) by the Employee for Good Reason (as defined in the Employment Agreement), the unvested portion of this Option, to the extent not previously cancelled or forfeited, shall immediately become vested and exercisable. Notwithstanding the foregoing, all unvested outstanding Options shall vest in full and become exercisable upon a Change of Control (as defined in the Plan).

     2. Term. This Option shall terminate on December 31, 2014 (the “Option Expiration Date”); provided that if:

     (a) the Employee’s employment with the Company is terminated due to the Employee’s death or Disability, by the Company without Cause or by the Employee for

Good Reason, the Employee may exercise this Option in full until (i) December 31, 2013 (at which time the Option shall be cancelled) if such termination occurs on or prior to December 31, 2012, and (ii) the Option Expiration Date if such termination occurs on or after January 1, 2013;

     (b) the Employee’s employment with the Company is terminated for Cause, the Option shall be cancelled upon the date of such termination;

     (c) the Employee voluntarily terminates his employment with the Company without Good Reason, the Employee may exercise the vested portion of this Option until ninety days following the date of such termination (at which time the Option shall be cancelled), but not later than the Option Expiration Date; and

     (d) the Employee and the Company agree in writing to extend the Employee’s employment as Chief Executive Officer of the Company through December 31, 2013 or later, the Option Expiration Date shall automatically extend until the later of: (i) December 31, 2015 and (ii) that date that is one year following the date that such new employment agreement expires, but in no event later than the tenth anniversary of the date of grant.

     3. Exercise. Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part, in accordance with Section 6 of the Plan.

     4. Non-transferable. This Option may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of any right or privilege conferred hereby shall be null and void.

     5. Withholding. Prior to delivery of the Shares purchased upon exercise of this Option, the Company shall determine the amount of any United States federal, state and local income tax, if any, which is required to be withheld under applicable law and shall, as a condition of exercise of this Option and delivery of certificates representing the Shares purchased upon exercise of this Option, collect from the Employee the amount of any such tax to the extent not previously withheld. The Employee may satisfy his withholding obligations in the manner contemplated by Section 14(d) of the Plan.

     6. Rights of the Employee. Neither this Option, the execution of this Agreement nor the exercise of any portion of this Option shall confer upon the Employee any right to, or guarantee of, continued employment by the Company, or in any way limit the right of the Company to terminate employment of the Employee at any time, subject to the terms of the Employment Agreement or any other written employment or similar agreement between the Company and the Employee.

     7. Professional Advice. The acceptance and exercise of this Option may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Employee. Accordingly, the Employee acknowledges that the

Employee has been advised to consult his personal legal and tax advisor in connection with this Agreement and this Option.

     8. Agreement Subject to the Plan. The Option and this Agreement are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. Capitalized terms used herein but not defined shall have the meaning set forth in the Plan. A copy of the Plan previously has been delivered to the Employee. This Agreement, the Employment Agreement and the Plan constitute the entire understanding between the Company and the Employee with respect to this Option.

     9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws principles, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto.

     10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three business days after being sent by certified mail, postage prepaid, return receipt requested or one business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): Company: Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, Attention: General Counsel; and Employee: Address on file at the office of the Company. Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

     11. Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     12. Amendment. The rights of the Employee hereunder may not be impaired by any amendment, alteration, suspension, discontinuance or termination of the Plan or this Agreement without the Employee’s consent.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS XM RADIO INC.

By:
Patrick L. Donnelly
Executive Vice President, General Counsel and
Secretary

Mel Karmazin